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                                  EXHIBIT 3 (e)
                         AMENDMENT TO SELLING AGREEMENT


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                                   SCHEDULE I
                            STATEMENT OF COMPENSATION
                               As of April, 1997

Subject to the terms and conditions of this Agreement, CLAPS will pay to Selling Firm compensation by upon the premiums ant purchase payments received from such Selling Firm, in accordance with applicable law, in the percentages shown below:
Form 3099)

FOR PRE-AUTHORIZED CHECK CASES - OWNER ISSUE AGE 0-80

Policy Years                                 Broker-Dealer Concession
------------                                 ------------------------
  1-10                                                6.5%
 11-15                                                6.5%
 16+                                                  1/5%

FOR OTHER THAN PRE-AUTHORIZED CHECK CASES - OWNER ISSUE AGE 0-80

Policy Years                                 Broker-Dealer Concession
------------                                 ------------------------
 1-10                                                 6.5%
11-15                                                 6.5%
16+                                                   1.5%

--------------------------------------------------------------------------------
FOR PRE-AUTHORIZED CHECK CASES - OWNER ISSUE AGE 81-4

Policy Years                                 Broker-Dealer Concession
------------                                 ------------------------

 1-10                                                 3.0%
11-l5                                                 3.0%
16+                                                   1.5%

FOR OTHER THAN PRE-AUTHORIZED CHECK CASES - OWNER ISSUE AGE 81-84

Policy Years                                 Broker-Dealer Concession
------------                                 ------------------------


 1-10                                                 3.0%
11-l5                                                 3.0%
16+                                                   1.5%


Service Fee at Annuitization if "internal" annuity rates                 3.0% if payout = or > 10 yrs. or a life annuity
are used. Service Fee is only paid on annuitized proceeds                and amount $0-1 million.
that are past any applicable surrender charge/period.                    1.25% if amount over $1 million.



                                                                         2.0% if payout < 10 yrs. & not a life annuity
                                                                         and amount $0-1 million.
                                                                         1.25% if amount over $1 million.


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Page 2

Chargebacks: (i) In the event a Contract is returned to CLNY pursuant to a "Free Look" provision, the full B/D concession paid thereon or retained by Selling Firm pursuant to net submission of premium or purchased payment shall be charged back to Selling Firm. (ii) Should any premium or purchase payment on any Contract issued by CLNY be refunded for any reason, Selling Firm shall repay or return B/D Concession received by it with respect to such premium or purchase payment. (iii) If a Contract was not issued as a result of failure by Selling Firm to submit to CLNY an application sufficient to satisfy state insurance laws or CLNY eligibility requirements then amounts paid to Selling Firm shall be returned or repaid. (iv) If a Contract was tendered to CLNY for redemption within ten business days of the date of activity then amounts paid to Selling Firm shall be returned or repaid. (v) For full or partial withdrawals from the Contract other than those made pursuant to a systematic and/or free withdrawal privilege: 100% of all B/D Concessions paid to Selling Firms on amount(s) withdrawn within 6 months of such amount(s) being paid to CLNY and 50% of all B/D Concessions paid to Selling Firm on amount(s) withdrawn from 7-12 months of such amount(s) being paid to CLNY shall be returned or repaid. (vi) For annuitizations within 6 months of issue, 100% of all B/D Concession paid to Selling Firm will be returned or repaid, offset by an amount from 1.25% to 3%, depending on the amount and duration of payout; and for annuitizations from months 7-12 after issue, 50% of all B/D Concession paid to Selling Firm shall be returned or repaid, offset by an amount from 1.25% to 3%, depending on the amount and duration of the payout. For any premium or purchase payment that has been in the Contract for more than 12 months, there shall be no charge back on B/D Concession. To the extent permitted by law, the amount so charged back may, at the option of CLNY, be set off against B/D Concession otherwise due to Selling Firm. In addition, such other compensation will be payable as are from time to time agreed by the parties to the foregoing Agreement and which is in accordance with applicable law, and will be added to this Schedule.

                                EXPENSE ALLOWANCE

Total compensation may consist of agent commissions, override and/or expense allowance.

If expense allowances are payable, they are subject to the following conditions and limitations:

1. Lapses and surrenders in the first year, and any returns of first year premium made by CLNY, will result in proportionate chargebacks of any expense allowances paid for said premiums.

2. No expense allowance will be used to effect compensation in excess of the limits of Section 4228 of the Insurance Law of New York.

3. No expense allowance will be due or payable after the termination of this Contract except for first year expense allowances for policies written prior to such termination.

4. Notwithstanding any of the other terms and conditions governing payment of expense allowances in this Contract, and to conform with the requirements of Section 4228 of the Insurance Law and the applicable regulations resulting therefrom and other governing sections of the law, the following will apply:

         a. The maximum expense allowance payments shall be such that when added to first year commissions, exclusive of overriding commissions not exceeding 5% of first year premiums, the total shall not exceed 91% of first year premiums for ordinary life and annuity policies and contracts other than single premium policies and contracts.

         b. The magnum expense allowance shall not exceed 100% of the commissions payable on single premium policies and contracts, or the overall 7% of premium limit.

In monitoring the maximum allowances rules in this paragraph 4, CLNY will apply those in a. and b., above, on a "per-policy" basis.